Exhibit 10.10

SOVOS BRANDS, INC.
ANNUAL INCENTIVE PLAN

(for Performance Periods Commencing on or after December 26, 2021)

1.	Purpose. The purpose of the Sovos Brands, Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of Sovos Brands, Inc. (“Sovos Brands”) and its stockholders by promoting Sovos Brands’ pay for performance philosophy, attracting and retaining key employees of Sovos Brands and its direct and indirect subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of Sovos Brands’ business.

2.	Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated:

a.	“Award” means an annual incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company in accordance with Section 3.

b.	“Board” means the Board of Directors of Sovos Brands.

c.	“Code” means the Internal Revenue Code of 1986, as amended.

d.	“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

e.	“Company” means Sovos Brands and its direct and indirect subsidiaries.

f.	“Eligible Employee” means any employee of the Company or any of its direct or indirect subsidiaries.

g.	“Participant” means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

h.	“Performance Measures” means one or a combination of two or more of the following performance criteria: net sales; sales growth; net earnings; earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings per share (GAAP, basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; free cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; operating income; pre- or after-tax income; cash flow per share; operating assets; improvement in or attainment of expense levels or cost savings; economic value added; and improvement in or attainment of working capital levels or any other measure of performance as determined by the Committee. Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis, as a change from preceding Performance Periods, as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate (including such direct and indirect subsidiaries of the Company as the Committee may determine or on such consolidated basis as the Committee may determine), group, unit, division, affiliate or individual performance. Additionally, as determined by the Committee, any Performance Measure utilized may be calculated in accordance with GAAP or calculated to reflect adjustments for charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, events that are unusual in nature or infrequent in occurrence and other non-recurring items, currency fluctuations, litigation or claim judgements, settlements, the effects of accounting or tax law changes or other events as determined by the Committee in its discretion. In the event a Performance Measure states that it is “Adjusted”, it shall be presumed to be calculated to reflect the foregoing adjustments.

i.	“Performance Period” means the period of time specified by the Committee over which the degree of attainment of specified Performance Measures will be measured.

3.	Awards.

3.1.	Allocation of Awards. The Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee’s designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant’s continued employment by the Company, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable Performance measures as described in Section 3.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

3.2.	Performance Measures. The payment of an Award will be contingent upon the degree of attainment of such Performance Measures over the applicable Performance Period as are specified by the Committee. Performance Measures for any Performance Period will be established by the Committee. In general, the Committee will target establishing Performance Measures for any Performance Period prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period, but reserves the right to establish Performance Measures for any Performance Period later. The Committee may, in its discretion, modify awards or the Performance Measures applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures. Subject to the terms of the Plan, incentive plan participants may see an impact on award amounts from their individual performance ratings. Managers and/or the Compensation Committee will have the ability to use a range of multipliers in respect to the performance rating; however, the application of such multipliers shall not impact the total funding under the Plan.

3.3.	Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason. No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.

3.4.	Clawbacks. Any Awards made under the Plan may be subject to forfeiture or repayment at the written request of the Company (a) in the event any of the Company’s financial statements are required to be restated resulting from fraud or willful misconduct of the grantee or any other person, provided that the grantee knew of such fraud or willful misconduct; or (b) in accordance with (i) any compensation recovery, “clawback” or similar policy, as may be in effect from time to time to which such Participant is subject and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

3.5.	Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the Performance Measures were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee’s determination and certification made pursuant to this Section 3.4. No Award will be paid pursuant to this Plan to any participant who is not actively employed by the Company on the Award payment date.

Without limiting the generality of the foregoing, (a) any payments with respect to the first, second or third quarterly Performance Period or the first half-year Performance Period will be paid no later than March 15th of the following calendar year and (b) any payments with respect to the fourth quarterly Performance Period, second half-year Performance Period or a full fiscal year Performance Period will be paid in the following calendar year by April 30; provided, that if the Company’s fiscal year ends in January, such payments shall be paid in the calendar year in which such fiscal year end occurs.

4.	Administration.

4.1.	Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2.	Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

5.	Effective Date of the Plan. The Plan has been adopted by the Board effective December 26, 2021. The Plan applies to any Performance Periods commencing on or after December 26, 2021 and, with respect thereto, supersedes and replaces any prior cash-based incentive plans. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.	Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of a Participant with or without cause.

7.	Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.	Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. No Award may be granted during any suspension of the Plan or after its termination.

9.	Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company.

10.	Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11.	Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware and construed accordingly.

12.	Other Provisions.

12.1.	Non-transferability. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.

12.2.	Termination of Employment. Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company as of the payment date. If a Participant’s employment with the Company ends during a Performance Period or after the end of a Performance Period but before the applicable payment date, the Committee may, in its sole discretion, determine that a Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant’s employment ended. Any such pro rated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period.

12.3.	Section 409A. It is intended that payments and benefits under the Plan be exempt from or in compliance with the provisions of Section 409A of the Code and the regulations thereunder (“Section 409A”) and the Plan shall be interpreted and administered accordingly. To the extent required to comply with or be exempt from Section 409A, a Participant will not be considered to have terminated employment with the Company for purposes of the Plan, and no payment will be due under the Plan, until he or she has incurred a “separation from service” from the Company within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If a Participant is determined to be a “specified employee” at the time of his or her separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under the Plan will be delayed until the earlier of (a) the date that is six months and one day following the Participant’s separation from service and (b) the Participant’s death. Each amount paid pursuant to the Plan shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under the Plan shall be treated as the right to a series of separate payments. Notwithstanding the foregoing or anything to the contrary in the Plan, none of the Company nor any other person will be liable to a Participant by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments or benefits under the Plan, including by reason of the failure of the Plan to satisfy the applicable requirements of Section 409A in form or in operation.